                                                                                                  PRESS RELEASE
FOR IMMEDIATE RELEASE                                                 RSH-2008-0031

Investor Contact:	Media Contact:
Phyllis Proffer	Charles Hodges
Vice President, Investor Relations	Media Relations
(817)415-3189	(817)415-3300
Investor.relations@radioshack.com	Media.relations@radioshack.com

RadioShack Corporation Announces Increased Sales and Operating
Income for the Third Quarter 2008

Fort Worth, Texas, October 23, 2008 – RadioShack Corporation (NYSE: RSH) today announced net income for the third quarter ended September 30, 2008, of $50.2 million, or $0.39 per diluted share, compared with net income of $46.3 million, or $0.34 per diluted share, reported for the third quarter ended September 30, 2007.

Operating income for the third quarter increased 9.8 percent to $84.8 million compared with $77.2 million last year.

Comparable same-store sales for company-owned stores and kiosks increased 7.7 percent during the third quarter compared with the third quarter of 2007.  Total net sales and operating revenues were up 6.4 percent to $1,021.9 million compared with $960.3 million for the same period last year.

“We are pleased with the overall outcome of our third quarter, especially in light of the difficult economic environment,” said Julian Day, Chairman and Chief Executive Officer of RadioShack Corporation.  “After strong months in July and August, our sales and earnings trends slowed in September.  We anticipate that this challenging retail environment will continue.

“Our increase in sales and revenues during the third quarter reflects our commitment to grow sales that are profitable,” Day said.  “An example of that commitment is making digital technology solutions a company-wide priority in advance of the digital transition that will occur next year.  The sales generated by converter boxes significantly contributed to our results during the last two quarters and also illustrates RadioShack’s reputation for helping our customers choose the best personal technology solutions that meet their needs.

“We believe the progress we are making toward refining our merchandise strategy, enhancing the visual appeal of our stores and improving the productivity of store operations will help us achieve our longer term goals,” Day said.  “However, we are managing through a difficult economy and that will require an even greater focus on efficiency and productivity.”

During the third quarter, RadioShack completed the sale of $375 million of convertible senior notes.  As of September 30, 2008, the company had $824.1 million in cash and cash equivalents and an additional $325 million available under a revolving credit facility.

Executive Vice President and Chief Financial Officer Jim Gooch said, “We strengthened our balance sheet and access to capital during the third quarter.  We are pleased to have realigned our liquidity and debt in advance of the adverse changes in the credit market.”

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RadioShack Corporation repurchased approximately 6.1 million shares of its common stock during the third quarter for $111.4 million, or an average price of $18.32 per share.  Approximately $90 million remains under current Board authorization for stock repurchases.

Capital expenditures for the first nine months of the year totaled $45.0 million and RadioShack is estimating capital expenditures for fiscal 2008 to be in the range of $80 million to $100 million.

Third Quarter Results

Net Sales and Operating Revenues

Total net sales and operating revenues in the third quarter of 2008 were up $61.6 million to $1,021.9 million compared with $960.3 million for the same period last year. The 6.4 percent growth was attributable to an 8.0 percent sales increase generated by company-owned stores; a 5.9 percent increase in dealer/franchise sales; and a 45.2 percent increase in online sales.  Kiosk sales decreased 2.5 percent primarily due to fewer Sprint kiosks and a decline in the Sprint kiosk business, which was partially offset by an increase in the sales generated by Sam’s Club kiosks.

Third quarter 2008 comparable same-store sales for company-owned stores and kiosks increased 7.7 percent compared with the third quarter of 2007.  The increase was attributable to the continued strong performance of digital television converter boxes, growth in AT&T post-paid wireless upgrade activations, video gaming, GPS devices and laptop computers. The sales of the converter boxes are a result of the transition of full-power television broadcast signals in the United States to digital only, which is currently scheduled to take place in the first quarter 2009. The positive trends in converter box sales were offset by the disappointing performance of the Sprint post-paid business.  Excluding both, comparable same-store sales were up 4.4 percent over the third quarter of last year.

Gross Profit

Consolidated gross profit for the third quarter of 2008 was $477.4 million, or 46.7 percent of sales, compared with $467.7 million, or 48.7 percent of sales, for the third quarter last year.  The gross profit margin for the third quarter was negatively impacted by the merchandise mix of sales for the quarter and the product shift in the post-paid wireless business away from higher-rate new activations to lower-rate existing customer upgrades.  This was partially offset by the recognition of deferred revenue which resulted in a favorable impact to the gross margin of approximately 60 basis points in the third quarter of 2008.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the third quarter of 2008 was $370.4 million, or 36.2 percent of sales, compared with $363.9 million, or 37.9 percent of sales, for the third quarter last year.  The increase in dollars was primarily due to a greater investment in compensation to better align store payroll with the company’s goals to improve customers’ experiences and drive more profitable same-store sales.  Although the dollars increased in the third quarter, the rate was positively impacted by a significant increase in sales.  The third quarter of 2007 included a $5.9 million reduction in compensation expense related to the modification of the employee vacation policy.

Operating Income

Third quarter 2008 operating income of $84.8 million compared with operating income of $77.2 million last year. Operating income for the third quarter of 2008 was 8.3 percent of sales compared with 8.0 percent of sales in the prior year.

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First Nine Months Results

Net Sales and Operating Revenues

Total net sales and operating revenues for the first nine months of 2008 were $2.97 billion compared with $2.89 billion for the first nine months of last year. The 2.7 percent sales increase was attributable to a 3.8 percent sales increase generated by company-owned stores; a 2.4 percent increase in dealer/franchise sales; and a 25.6 percent increase in online sales.  Kiosk sales decreased 5.4 percent primarily due to fewer Sprint kiosks and a decline in the Sprint kiosk business, which was partially offset by an increase in the sales generated by Sam’s Club kiosks.

Comparable same-store sales for company-owned stores and kiosks for the first nine months increased 3.4 percent compared with the first nine months of 2007.  The increase in comparable same-store sales was primarily due to the continued strong performance of digital television converter boxes, growth in the AT&T post-paid wireless upgrade activations, GPS devices, prepaid wireless phones and video gaming.  The sales of the converter boxes are a result of the transition of full-power television broadcast signals in the United States to digital only, which is currently scheduled to take place in the first quarter 2009. The positive trends in converter box sales were offset by the disappointing performance of the Sprint post-paid business.  Excluding both, comparable same-store sales were up 3.3 percent over the first nine months of last year.

Gross Profit

Consolidated gross profit for the first nine months of 2008 was $1.40 billion, or 47.1 percent of sales, compared with $1.41 billion, or 49.0 percent of sales, for the first nine months of last year.  The decline in gross profit was primarily due to the merchandise mix of sales for the first nine months of the year and the product shift in the post-paid wireless business away from higher-rate new activations to lower-rate existing customer upgrades during the first nine months as well as more aggressive wireless promotional pricing at the beginning of the fiscal year.   In addition, the company recorded a $14.0 million reduction to cost of goods sold in the first quarter of 2007 related to the recapture of federal telecommunication excise tax.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the first nine months of 2008 were $1.11 billion, or 37.4 percent of sales, which included a non-cash, pre-tax charge of $12.1 million related to a previously announced amended corporate headquarters lease that was partially offset by an unrelated $5.1 million favorable impact from a state sales tax settlement.  Consolidated selling, general and administrative expenses for the first nine months of 2007 were $1.12 billion, or 38.7 percent of sales, which included a $8.5 million charge related to employee separation agreements as part of a reduction in force, predominantly in the headquarters and field offices, partially offset by an unrelated $11.1 million reduction in compensation related to the modification of the company’s employee vacation policy.

Operating Income

Operating income for the first nine months of 2008 was $220.3 million compared with operating income for the first nine months of last year of $216.7 million.  Operating income for the first nine months of 2008 was 7.4 percent of sales compared with 7.5 percent of sales in the prior year.

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Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products and other risks associated with the company's vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on August 11, 2008.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  The company has a presence through approximately 4,400 company-operated stores, 1,400 dealer outlets in the United States and nearly 700 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries.  For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales and operating revenues	$1,021.9	$960.3	$2,965.8	$2,887.4
Cost of products sold	544.5	492.6	1,569.4	1,472.8
Gross profit	477.4	467.7	1,396.4	1,414.6

Operating expenses:
Selling, general and administrative	370.4	363.9	1,108.2	1,117.3
Depreciation and amortization	21.6	25.6	66.1	78.5
Impairment of long-lived assets	0.6	1.0	1.8	2.1
Total operating expenses	392.6	390.5	1,176.1	1,197.9

Operating income	84.8	77.2	220.3	216.7

Interest income	3.9	5.3	10.9	17.8
Interest expense	(7.4)	(9.7)	(21.2)	(31.0)
Other (loss) income	(0.1)	2.4	(2.2)	1.3

Income before income taxes	81.2	75.2	207.8	204.8
Income tax provision	31.0	28.9	77.4	69.0

Net income	$50.2	$46.3	$130.4	$135.8

Net income per share:

Basic	$0.39	$0.34	$1.00	$1.00

Diluted	$0.39	$0.34	$1.00	$0.99

Shares used in computing net income per share:

Basic	128.4	134.5	130.3	135.8

Diluted	128.8	135.9	130.4	137.3

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	September 30,	December 31,	September 30,
	2008	2007	2007

Assets
Current assets:
Cash and cash equivalents	$824.1	$509.7	$416.7
Accounts and notes receivable, net	192.1	256.0	198.2
Inventories	681.2	705.4	693.5
Other current assets	116.8	95.7	130.7

Total current assets	1,814.2	1,566.8	1,439.1

Property, plant and equipment, net	278.6	317.1	330.2
Other assets, net	153.2	105.7	104.3
Total assets	$2,246.0	$1,989.6	$1,873.6

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt, including current maturities of long- term debt	$35.9	$61.2	$38.6
Accounts payable	248.2	257.6	308.7
Accrued expenses and other current liabilities	330.8	393.5	331.3
Income taxes payable	20.7	35.7	16.7

Total current liabilities	635.6	748.0	695.3

Long-term debt, excluding current maturities	725.9	348.2	344.0
Other non-current liabilities	99.1	123.7	132.7

Total liabilities	1,460.6	1,219.9	1,172.0

Stockholders’ equity	785.4	769.7	701.6
Total liabilities and stockholders’ equity	$2,246.0	$1,989.6	$1,873.6

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$130.4	$135.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74.2	86.1
Impairment of long-lived assets	1.8	2.1
Stock option compensation	7.9	7.0
Net change in liability for unrecognized tax benefits	3.7	(10.4)
Provision for credit losses and bad debts	0.4	0.1
Deferred income taxes	0.6	-
Other non-cash items	10.1	(3.3)
Changes in operating assets and liabilities:
Accounts and notes receivable	64.7	50.2
Inventories	8.3	58.6
Other current assets	(8.5)	(4.1)
Accounts payable, accrued expenses, income taxes payable and other	(118.3)	(56.9)
Net cash provided by operating activities	175.3	265.2

Cash flows from investing activities:
Additions to property, plant and equipment	(45.0)	(34.6)
Proceeds from sale of property, plant and equipment	0.5	1.4
Other investing activities	1.0	1.9
Net cash used in investing activities	(43.5)	(31.3)

Cash flows from financing activities:
Purchases of treasury stock	(111.4)	(208.5)
Issuance of convertible notes	375.0	-
Convertible notes issuance costs	(9.4)	-
Purchase of convertible notes hedges	(86.3)	-
Sale of common stock warrants	39.9	-
Proceeds from exercise of stock options	-	81.2
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(20.2)	(11.9)
Repayments of borrowings	(5.0)	(150.0)
Net cash provided by (used in) financing activities	182.6	(289.2)

Net increase (decrease) in cash and cash equivalents	314.4	(55.3)
Cash and cash equivalents, beginning of period	509.7	472.0
Cash and cash equivalents, end of period	$824.1	$416.7

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